CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-219016, 333-177591, 333-212585, 333-213154) and on Form S-3 (No. 333-183961) of Avadel Pharmaceuticals plc (formerly Flamel Technologies S.A.) of our report dated March 15, 2016, except for the effects of the revisions discussed in Note 1 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2016 annual report on Form 10-K, as to which the date is March 28, 2017, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

Lyon, France,
March 16, 2018

/s/ PricewaterhouseCoopers Audit

Represented by
/s/ Frédéric Charcosset
Frédéric Charcosset